Oportun Reports First Quarter 2026 Results; Extends GAAP Profitability Streak
Achieves all first quarter guidance metrics

Delivers sixth consecutive quarter of GAAP profitability

Strengthens balance sheet and liquidity position

Reiterates full-year 2026 guidance

SAN MATEO, CA – May 7, 2026 – Oportun Financial Corporation (Nasdaq: OPRT) (“Oportun”, or the "Company") today reported financial results for the first quarter ended March 31, 2026.

"Having joined Oportun last month, I’m encouraged by the team’s disciplined execution in the first quarter,” said Doug Bland, CEO of Oportun. "The business has made meaningful progress strengthening its foundation, including continued GAAP profitability, lower funding costs and improved liquidity. At the same time, it is clear there is more work ahead to improve through-cycle credit performance and rebuild durable, profitable growth. Based on my review to date, we are reiterating our full year 2026 guidance."

Added Paul Appleton, Oportun's Interim Chief Financial Officer: “We expect to ramp originations from first quarter levels through the remainder of the year while maintaining credit discipline and reducing our loss rates. We are also advancing our risk-based pricing initiative, which we expect to launch in the second half of the year, expanding access to customers we are not able to serve today. I am pleased that our full year 2026 Adjusted EPS guidance of $1.50 to $1.65 continues to reflect 16% year-over-year growth at the midpoint.”

First Quarter 2026 Results

Metric	GAAP		Adjusted[1]
	1Q26	1Q25	1Q26	1Q25
Total revenue	$229	$236
Net income	$2.3	$10	$10	$19
Diluted EPS	$0.05	$0.21	$0.21	$0.40
Adjusted EBITDA			$29	$34
Dollars in millions, except per share amounts.
[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

Financial and Operating Results

All figures are as of or for the quarter ended March 31, 2026, unless otherwise noted.

Operational Drivers

Originations – In line with expectations under a tight credit posture, Aggregate Originations for the first quarter were $417 million, a decrease of 11% compared to $469 million in the prior-year quarter. Management continues to expect to grow originations in the mid-single-digits range over the course of full year 2026.

Owned Principal Balance - Owned Principal Balance at the end of the first quarter was $2.6 billion, compared to $2.7 billion in the prior-year quarter.

Portfolio Yield - Portfolio Yield for the first quarter was 32.1%, compared to 33.0% in the prior-year quarter. This decrease was driven by reduced originations and therefore lower origination fees, as we continued to operate under a conservative credit posture.

Net Interest Margin Ratio - Net Interest Margin Ratio for the first quarter was relatively flat at 26.9%, compared to 26.8% in the prior-year quarter. Cost of Debt decreased by 91 basis points due to prepayments of our Corporate Term Loan and other balance sheet optimization initiatives. This was partially offset by a 2.1% interest income decline due to reduced Portfolio Yield.

Risk Adjusted Net Interest Margin Ratio - Risk Adjusted Net Interest Margin Ratio, which includes Portfolio Yield, cost of funds, Net Charge-Offs, and loan-related fair value adjustments decreased year-over-year by 271 basis points to 14.4%. This was due to a lower Portfolio Yield and a higher Annualized Net Charge-Off rate along with the absence of a $12 million favorable mark-to-market adjustment on the Company's loan portfolio reflected in the prior year period, partially offset by improvement in Cost of Debt.

Financial Results

Revenue – Total revenue for the first quarter was $229 million, a decrease of 3% as compared to $236 million in the prior-year quarter. The decline was primarily due to lower interest income driven by lower origination fees. Net revenue for the first quarter was $95 million, a 10% decrease compared to net revenue of $106 million in the prior-year quarter, as increased fair value marks, and the total revenue decline were only partially offset by a reduction in interest expense driven by prior-period prepayments of our Corporate Term Loan and other balance sheet optimization initiatives.

Operating Expense and Adjusted Operating Expense – Total operating expense was $91 million, a decrease of 1% as compared to $93 million in the prior-year quarter. The Company continues to expect full year 2026 GAAP operating expenses to be substantially flat in comparison to 2025's $362 million. Adjusted Operating Expense, which excludes stock-based compensation expense and certain non-recurring charges, decreased 4% year-over-year to $85 million primarily due to a decrease in direct mail marketing expense under a tight credit posture and reduced costs relating to the development of the Company's internal software.

Net Income and Adjusted Net Income – Net income was $2.3 million as compared to $10 million in the prior-year quarter. The decreased profitability was attributable to higher fair value marks and lower total revenue, partially offset by lower interest expense. Adjusted Net Income was $10 million compared to $19 million in the prior-year quarter, with the decline driven by similar factors.

Earnings Per Share and Adjusted EPS – GAAP earnings per share, basic and diluted, were $0.05 during the first quarter, compared to GAAP net income per share, basic and diluted of $0.21 in the prior-year quarter. Adjusted Earnings Per Share was $0.21 as compared to $0.40 in the prior-year quarter.

Adjusted EBITDA – Adjusted EBITDA was $29 million, down from $34 million in the prior-year quarter, attributable to lower interest income as lower total revenue and higher net charge-offs more than offset lower interest expense and Adjusted Operating Expense.

Credit and Operating Metrics

Net Charge-Off Rate – Annualized Net Charge-Off Rate for the quarter was 12.7%, compared to 12.2% for the prior-year quarter. Net Charge-offs in dollars for the quarter were up 4% to $85 million, compared to $81 million for the prior-year quarter.

30+ Day Delinquency Rate – The Company's 30+ Day Delinquency Rate was 4.5% at the end of the quarter, compared to 4.7% at the end of the prior-year quarter.

Operating Expense Ratio and Adjusted Operating Expense Ratio – Operating Expense Ratio for the quarter was 13.6% as compared to 13.9% in the prior-year quarter, a 28 basis point improvement. Adjusted Operating Expense Ratio was 12.7% as compared to 13.3% in the prior-year quarter, a 63 basis point improvement. The Adjusted Operating Expense Ratio excludes stock-based compensation expense and certain non-recurring charges. The reduction in the Company's Adjusted Operating Expense Ratio is attributable to its focus on reducing operating expenses.

Return On Equity ("ROE") and Adjusted ROE – ROE for the quarter was 2%, as compared to 11% in the prior-year quarter. The decline was attributable to the decrease in net income. Adjusted ROE for the quarter was 11%, as compared to 21% in the prior-year quarter, with the decline attributable to the decrease in Adjusted Net Income.

Secured Personal Loans

As of March 31, 2026, the Company had a secured personal loan receivables balance of $233 million, or 9% of owned principal balance, up from $178 million, or 7% of owned principal balance at the end of the first quarter of 2025. Oportun currently offers secured personal loans in California, Texas, Florida, Arizona, New Jersey, Illinois, Nevada and Utah. During the first quarter, secured personal loans losses were substantially lower than for unsecured personal loans. Furthermore, secured personal loans are expected to generate approximately twice the revenue per loan compared to unsecured personal loans, primarily due to higher average loan sizes.

Funding and Liquidity

As of March 31, 2026, total cash was $210 million, consisting of cash and cash equivalents of $130 million and restricted cash of $79 million. Cost of Debt and Debt-to-Equity were 7.0% and 6.8x, respectively, for and at the end of the first quarter 2026 as compared to 8.2% and 7.6x, respectively, for and at the end of the prior-year quarter. As of March 31, 2026, the Company had $922 million of undrawn capacity on its existing $1,139 million personal loan warehouse lines. The Company's personal loan warehouse lines as of March 31, 2026 were committed through 2028 and up to 2029.

Financial Outlook for Second Quarter and Full Year 2026

Oportun is providing the following guidance for 2Q 2026 and full year 2026:

	2Q 2026	Full Year 2026
Total Revenue	$227 - $232M	$935 - $955M
Annualized Net Charge-Off Rate	12.2% +/- 15 bps	11.9% +/- 50 bps
Adjusted EBITDA[1]	$34 - $39M	$150 - $165M
Adjusted Net Income[1]		$74 - $82M
Adjusted EPS[1]		$1.50 - $1.65

[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Forward Looking Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

Conference Call

As previously announced, Oportun’s management will host a conference call to discuss first quarter 2026 results at 5:00 p.m. ET (2:00 p.m. PT) today. A live webcast of the call will be accessible from the Investor Relations page of Oportun's website at https://investor.oportun.com. The dial-in number for the conference call is 1-866-604-1698 (toll-free) or 1-201-389-0844 (international). Participants should call in 10 minutes prior to the scheduled start time. Both the call and webcast are open to the general public. For those unable to listen to the live broadcast, a webcast replay of the call will be available at https://investor.oportun.com for one year. A file that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, will be available on the Investor Relations page of Oportun's website at https://investor.oportun.com following the conference call.

About Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Expense Ratio, Adjusted ROE, Risk Adjusted Net Interest Margin, and Risk Adjusted Net Interest Margin Ratio, all of which are non-GAAP financial measures provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes these non-GAAP measures can be useful measures for period-to-period comparisons of its core business and provide useful information to investors and others in understanding and evaluating its operating results. Non-GAAP financial measures are provided in addition to, and not as a substitute for, and are not superior to, financial measures calculated in accordance with GAAP. In addition, the non-GAAP measures the Company uses, as presented, may not be comparable to similar measures used by other companies. Reconciliations of non-GAAP to GAAP measures can be found below.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $22.2 billion in responsible and affordable credit, saved its members more than $2.5 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release, including statements as to future performance, results of operations and financial position; achievement of the Company's strategic priorities and goals; the Company's expectations regarding macroeconomic conditions; the Company's profitability and future growth opportunities including expected revenue growth in connection with increasing originations; the effect of and trends in fair value mark-to-market adjustments on the Company's loan portfolio and asset-backed notes; the Company's second quarter and full year 2026 outlook; the Company’s expectations regarding Adjusted EPS in full year 2026; the Company's expectations related to future profitability on an adjusted basis, and the plans and objectives of management for our future operations, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, Oportun disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause Oportun’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Oportun has based these forward-looking statements on its current expectations and projections about future events, financial trends and risks and uncertainties that it believes may affect its business, financial condition and results of operations. These risks and uncertainties include those risks described in Oportun's filings with the Securities and Exchange

Commission, including Oportun's most recent annual report on Form 10-K, and include, but are not limited to, Oportun's ability to retain existing members and attract new members; Oportun's ability to accurately predict demand for, and develop its financial products and services; the effectiveness of Oportun's A.I. model; macroeconomic conditions, including fluctuating inflation and market interest rates; increases in loan non-payments, delinquencies and charge-offs; Oportun's ability to increase market share and enter into new markets; Oportun's ability to realize the benefits from acquisitions and integrate acquired technologies; the risk of security breaches or incidents affecting the Company's information technology systems or those of the Company's third-party vendors or service providers; Oportun’s ability to successfully offer loans in additional states; Oportun’s ability to compete successfully with other companies that are currently in, or may in the future enter, its industry; and changes in Oportun's ability to obtain additional financing on acceptable terms or at all.

Contacts

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
(415) 596-1978
michael@cosmo-pr.com

Oportun and the Oportun logo are registered trademarks of Oportun, Inc.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share data, unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue
Interest income	$215.7	$220.2
Non-interest income	13.1	15.7
Total revenue	228.8	235.9
Less:
Interest expense	48.0	57.4
Net decrease in fair value	(85.9)	(72.7)
Net revenue	94.9	105.8

Operating expenses:
Technology and facilities	34.1	36.4
Sales and marketing	15.9	19.9
Personnel	25.5	21.0
Outsourcing and professional fees	8.7	8.0
General, administrative and other	7.0	7.4
Total operating expenses	91.3	92.7

Income before taxes	3.6	13.2
Income tax expense	1.2	3.4
Net income	$2.3	$9.8

Diluted Earnings per Common Share	$0.05	$0.21
Diluted Weighted Average Common Shares	48,498,763	47,037,799

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, unaudited)

	March 31,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$130.4	$105.5
Restricted cash	79.5	93.4
Loans receivable at fair value	2,771.8	2,874.1
Capitalized software and other intangibles	69.4	71.7
Right of use assets - operating	10.5	9.4
Other assets	106.0	103.7
Total assets	$3,167.5	$3,257.9

Liabilities and stockholders' equity
Liabilities
Secured financing	$212.5	$199.4
Asset-backed notes at fair value	194.3	263.8
Asset-backed borrowings at amortized cost	2,154.4	2,192.6
Acquisition and corporate financing	145.1	143.7
Lease liabilities	11.4	11.5
Other liabilities	53.6	56.8
Total liabilities	2,771.3	2,867.8
Stockholders' equity
Common stock	—	—
Common stock, additional paid-in capital	627.5	623.7
Accumulated deficit	(224.9)	(227.3)
Treasury stock	(6.3)	(6.3)
Total stockholders’ equity	396.3	390.1
Total liabilities and stockholders' equity	$3,167.5	$3,257.9

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net income	$2.3	$9.8
Adjustments for non-cash items	104.9	83.2
Proceeds from sale of loans in excess of originations of loans sold and held for sale	1.4	3.0
Changes in balances of operating assets and liabilities	(4.9)	4.9
Net cash provided by operating activities	103.7	101.0

Cash flows from investing activities
Net loan principal repayments (loan originations)	14.6	(49.7)
Capitalization of system development costs	(6.5)	(5.6)
Other, net	(0.2)	(0.2)
Net cash provided by (used in) investing activities	8.0	(55.5)

Cash flows from financing activities
Borrowings	558.9	745.4
Repayments	(659.3)	(774.0)
Net stock-based activities	(0.5)	(0.5)
Net cash used in financing activities	(100.8)	(29.1)

Net increase in cash and cash equivalents and restricted cash	10.9	16.3
Cash and cash equivalents and restricted cash beginning of period	198.9	214.6
Cash and cash equivalents and restricted cash end of period	$209.9	$231.0

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONSOLIDATED KEY PERFORMANCE METRICS
(unaudited)

	Three Months Ended March 31,
Key Financial and Operating Metrics	2026	2025
Aggregate Originations (Millions)	$416.9	$469.4
Portfolio Yield (%)	32.1%	33.0%
30+ Day Delinquency Rate (%)	4.5%	4.7%
Annualized Net Charge-Off Rate (%)	12.7%	12.2%

Other Metrics
Managed Principal Balance at End of Period (Millions)	$2,804.3	$2,955.0
Owned Principal Balance at End of Period (Millions)	$2,640.6	$2,659.4
Average Daily Principal Balance (Millions)	$2,721.6	$2,705.2
Average Daily Debt Balance (Millions)	$2,764.1	$2,839.1
Annualized interest expense (Millions)	$194.6	$232.8
Cost of Debt (%)	7.0%	8.2%
Customer Acquisition Cost (2)	$134	$139

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
ABOUT NON-GAAP FINANCIAL MEASURES
(unaudited)

This press release dated May 7, 2026 contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

The Company believes that the provision of these non-GAAP financial measures can provide useful measures for period-to-period comparisons of Oportun's core business and useful information to investors and others in understanding and evaluating its operating results. However, non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

Adjusted EBITDA
The Company defines Adjusted EBITDA as net income, adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted EBITDA is an important measure because it allows management, investors and its board of directors to evaluate and compare operating results, including return on capital and operating efficiencies, from period to period by making the adjustments described below. In addition, it provides a useful measure for period-to-period comparisons of Oportun's business, as it removes the effect of income taxes, certain non-cash items, variable charges and timing differences.

•The Company believes it is useful to exclude the impact of income tax expense, as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations.
•The Company believes it is useful to exclude depreciation and amortization and stock-based compensation expense because they are non-cash charges.
•The Company believes it is useful to exclude the impact of interest expense associated with the Company's corporate financing facilities, including the senior secured term loan and the residual financing facility, as it views this expense as related to its capital structure rather than its funding.
•The Company excludes the impact of certain non-recurring charges and other non-recurring charges because it does not believe that these items reflect ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company also excludes fair value mark-to-market adjustments on its loans receivable portfolio and asset-backed notes carried at fair value because these adjustments do not impact cash.

Adjusted Net Income
The Company defines Adjusted Net Income as net income adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted Net Income is an important measure of operating performance because it allows management, investors, and the Company's board of directors to evaluate and compare its operating results, including return on capital and operating efficiencies, from period to period, excluding the after-tax impact of non-cash, stock-based compensation expense and certain non-recurring charges.

•The Company believes it is useful to exclude the impact of income tax expense (benefit), as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations. The Company also includes the impact of normalized income tax expense by applying a normalized statutory tax rate.
•The Company believes it is useful to exclude the impact of certain non-recurring charges and other non-recurring charges because it does not believe that these items reflect its ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company believes it is useful to exclude stock-based compensation expense because it is a non-cash charge.
•The Company also excludes the fair value mark-to-market adjustment on its asset-backed notes carried at fair value to align with the 2023 accounting policy decision to account for new debt financings at amortized cost.

Risk Adjusted Net Interest Margin and Risk Adjusted Net Interest Margin Ratio
The Company defines Risk Adjusted Net Interest Margin as total interest and non-interest income, less interest expense, credit losses and the impact of loan-related fair value adjustments. The Company defines Risk Adjusted Net Interest Margin Ratio as annualized Risk Adjusted Net Interest Margin divided by Average Daily Principal Balance. Average Daily Principal Balance represents the average loan balance outstanding over the reporting period. The Company believes Risk Adjusted Net Interest Margin and Risk Adjusted Net Interest Margin Ratio are important metrics because they reflect the net margin earned on its loan portfolio after accounting for both the cost of borrowing and the impact of credit performance, along with non-interest income. The Company believes that the Risk Adjusted Net Interest Margin measure provides management, investors, and Oportun's board of directors with a more complete understanding of the net margin of the Company’s loan portfolio and non-interest income on a risk-adjusted basis. The Company believes that the Risk Adjusted Net Interest Margin Ratio allows management, investors and Oportun's board of directors to evaluate its efficiency relative to its Average Daily Principal Balance.

Adjusted Operating Expense and Adjusted Operating Expense Ratio
The Company defines Adjusted Operating Expense as total operating expenses adjusted to exclude stock-based compensation expense and certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, and debt amendment costs related to our Corporate Financing facility. The Company defines Adjusted Operating Expense Ratio as Adjusted Operating Expense divided by Average Daily Principal Balance. The Company believes Adjusted Operating Expense is an important measure because it allows management, investors and Oportun's board of directors to evaluate and compare its operating costs from period to period, excluding the impact of non-cash, stock-based compensation expense and certain non-recurring charges. The Company believes Adjusted Operating Expense Ratio is an important measure because it allows management, investors and Oportun's board of directors to evaluate how efficiently the Company is managing costs relative to revenue and Average Daily Principal Balance.

Adjusted Return on Equity
The Company defines Adjusted Return on Equity (“ROE”) as annualized Adjusted Net Income divided by average stockholders’ equity. Average stockholders’ equity is an average of the beginning and ending stockholders’ equity balance for each period. The Company believes Adjusted ROE is an important measure because it allows management, investors and its board of directors to evaluate the profitability of the business in relation to its stockholders' equity and how efficiently it generates income from stockholders' equity.

Adjusted EPS
The Company defines Adjusted EPS as Adjusted Net Income divided by weighted average diluted shares outstanding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended March 31,
Adjusted EBITDA	2026	2025
Net income	$2.3	$9.8
Adjustments:
Income tax expense	1.2	3.4
Interest on corporate financing	7.0	9.7
Depreciation and amortization	9.0	11.1
Stock-based compensation expense	3.0	2.8
Other non-recurring charges(1)	6.0	1.7
Fair value mark-to-market adjustment	0.8	(4.9)
Adjusted EBITDA	$29.4	$33.5

	Three Months Ended March 31,
Adjusted Net Income	2026	2025
Net income	$2.3	$9.8
Adjustments:
Income tax expense	1.2	3.4
Stock-based compensation expense	3.0	2.8
Other non-recurring charges(1)	6.0	1.7
Mark-to-market adjustment on ABS notes	1.4	7.9
Adjusted income before taxes	14.0	25.5
Normalized income tax expense	3.8	6.9
Adjusted Net Income	$10.2	$18.6

Stockholders' equity	$396.3	$366.1
GAAP ROE	2.4%	11.0%
Adjusted ROE (%)(2)	10.5%	21.0%
(1) Certain prior-period financial information has been reclassified to conform to current period presentation.
(2) Calculated as Adjusted Net Income divided by average stockholders’ equity.

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended March 31,
Adjusted Operating Expense Ratio	2026	2025
OpEx Ratio	13.6%	13.9%

Total Operating Expense	$91.3	$92.7
Adjustments:
Stock-based compensation expense	(3.0)	(2.8)
Other non-recurring charges(1)	(3.1)	(0.9)
Total Adjusted Operating Expense	$85.2	$88.9

Average Daily Principal Balance	$2,721.6	$2,705.2

Adjusted OpEx Ratio	12.7%	13.3%
(1) Certain prior-period financial information has been reclassified to conform to current period presentation.

	Three Months Ended March 31,
	2026	2025
Risk Adjusted Net Interest Margin
Total Revenue	228.8	235.9
Less: Interest Expense	48.0	57.4
Net Interest Margin	$180.8	$178.5

Net Interest Margin Ratio	26.9%	26.8%

Adjustments:
Mark-to-market adjustment on loans	(0.7)	12.4
Mark-to-market adjustment on derivatives	1.2	0.4
Net settlements on derivative instruments	(0.2)	3.7
Net charge-offs	(84.9)	(81.3)
Other non-recurring charges	0.6	0.7
Risk Adjusted Net Interest Margin	$96.9	$114.5

Average Daily Principal Balance	$2,721.6	$2,705.2

Risk Adjusted Net Interest Margin Ratio	14.4%	17.2%

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except share and per share data, unaudited)

	Three Months Ended March 31,
GAAP Earnings per Share	2026	2025
Net income	$2.3	$9.8
Net income attributable to common stockholders	$2.3	$9.8

Basic weighted-average common shares outstanding	47,436,155	45,496,705
Weighted average effect of dilutive securities:
Stock options	—	—
Restricted stock units	1,062,608	1,541,094
Diluted weighted-average common shares outstanding	48,498,763	47,037,799

Earnings per share:
Basic	$0.05	$0.21
Diluted	$0.05	$0.21

	Three Months Ended March 31,
Adjusted Earnings Per Share	2026	2025
Diluted earnings per share	$0.05	$0.21

Adjusted Net Income	$10.2	$18.6

Basic weighted-average common shares outstanding	47,436,155	45,496,705
Weighted average effect of dilutive securities:
Stock options	—	—
Restricted stock units	1,062,608	1,541,094
Diluted adjusted weighted-average common shares outstanding	48,498,763	47,037,799

Adjusted Earnings Per Share	$0.21	$0.40

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF FORWARD LOOKING NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	2Q 2026				FY 2026
	Low		High		Low	High
Adjusted EBITDA
Net income	$6.9	*	$10.8	*	$51.0	$59.2
Adjustments:
Income tax expense (benefit)	2.1		3.2		15.3	17.8
Interest on corporate financing	6.2		6.2		23.0	23.0
Depreciation and amortization	8.8		8.8		35.2	35.2
Stock-based compensation expense	3.2		3.2		11.3	11.3
Other non-recurring charges	6.8		6.8		17.2	17.2
Fair value mark-to-market adjustment	*		*		(2.9)	1.4
Adjusted EBITDA	$34.0		$39.0		$150.0	$165.0

*Due to the uncertainty in macroeconomic conditions and quarterly volatility in the fair value mark to market adjustment, we are unable to precisely forecast the fair value mark-to-market adjustments on our loan portfolio and asset-backed notes on a quarterly basis. As a result, while we fully expect there to be a fair value mark-to-market adjustment which could have an impact on GAAP net income (loss), the net income (loss) information presented above assumes no change in the fair value mark-to-market adjustment.

	FY 2026
Adjusted Net Income and Adjusted EPS	Low	High
Net income	$51.0	$59.2
Adjustments:
Income tax expense (benefit)	17.3	20.1
Stock-based compensation expense	11.3	11.3
Other non-recurring charges	17.2	17.2
Mark-to-market adjustment on ABS notes	4.5	4.5
Adjusted income before taxes	$101.4	$112.3
Normalized income tax expense	27.4	30.3
Adjusted Net Income	$74.0	$82.0

Diluted weighted-average common shares outstanding	49.5	49.5

Diluted earnings per share	$1.03	$1.19
Adjusted Earnings Per Share	$1.50	$1.65

Note: Numbers may not foot or cross-foot due to rounding.